EXHIBIT 23.01

Consent of Burr, Pilger & Mayer LLP, Independent Registered Public Accounting Firm

The Board of Directors

Netopia, Inc.:

We consent to the use of our report dated January 31, 2005, with respect to the consolidated balance sheets of Netopia, Inc. and subsidiaries as of September 30, 2004, 2003 and 2002, and the related consolidated statements of operations and comprehensive loss, stockholders’ equity, and cash flows for the years then ended, incorporated herein by reference.

/s/ Burr, Pilger & Mayer LLP

San Francisco, California
March 14, 2005